Exhibit 4 (c)

APTARGROUP, INC.

2015 DIRECTOR RESTRICTED STOCK UNIT PLAN

1. Purpose of Plan. The purpose of this AptarGroup, Inc. 2015 Director Restricted Stock Unit Plan is to promote the long-term financial interests of the Company and its Affiliates by:

(a) providing an incentive for all Eligible Directors to maximize the long-term value of the Company’s Common Stock and otherwise act in the best interest of the Company’s stockholders;

(b) providing Eligible Directors with the opportunity to acquire a greater stake in the future of the Company and its Affiliates through stock ownership; and

(c) attracting and retaining highly qualified directors who will contribute in exceptional ways to the long-term financial success of the Company and its Affiliates.

2. Definitions. The following words and phrases have the respective meanings indicated below unless a different meaning is plainly implied by the context.

(a)  “Affiliate” means (i) any subsidiary and (ii) any other entity in which the Company has a direct or indirect equity interest which is designated an “Affiliate” by the Committee.

(b)  “Board of Directors” means the Board of Directors of the Company.

(c)  “Committee” means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.

(d)  “Common Stock” means Common Stock, par value $.01 per share, of the Company.

(e)  “Company” means AptarGroup, Inc., a Delaware corporation, and its successors.

(f)  “Eligible Director” means any member of the Board of Directors who is not an employee of the Company or any of its Affiliates.

(g)  “Market Value” on any date means the closing price of Common Stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date).

(h)  “participant” means an Eligible Director who has been granted a restricted stock unit award pursuant to the Plan.

(i)  “Plan” means this 2015 Director Restricted Stock Unit Plan, as it may be amended from time to time.

(j)  “restricted stock unit” means a right that entitles the holder thereof to receive a share of Common Stock, which shall be contingent upon the expiration of a specified restriction period.

(k) “restricted stock unit award” means an award of restricted stock units.

(l)  “restricted stock unit award agreement” means an agreement between the Company and an Eligible Director evidencing a restricted stock unit award granted under the Plan.

(m)  “subsidiary” means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

3. Administration of Plan.

(a) The Plan shall be administered by the Compensation Committee of the Board of Directors or, if the Board of Directors so determine, by another committee consisting of not less than two (2) members of the Board of Directors. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee.

(b) Subject to the limitations of the Plan, the Committee shall have full authority and discretion: (1) to make grants of restricted stock unit awards in such amounts as it shall determine, (2) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (3) to approve the form of restricted stock unit award agreement, (4) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (5) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any restricted stock unit award granted hereunder and (6) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s interpretation and construction of any provision of the Plan or any restricted stock unit award shall be final, binding and conclusive.

4. Shares Subject to Plan. Subject to adjustment as provided in Section 6(b), 25,000 shares of Common Stock shall be available for grants of restricted stock unit awards under the Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding restricted stock unit awards. To the extent that shares of Common Stock subject to an outstanding restricted stock unit award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award, then such shares of Common Stock shall again be available under the Plan.  Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

5. Awards. The Committee may grant restricted stock unit awards to Eligible Directors in accordance with this Section 5 and the other provisions of the Plan.

(a) There shall be established for each restricted stock unit award a restriction period (the ‘‘restriction period’’) of such length as shall be determined by the Committee.  Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Upon the lapse of all restrictions on a restricted stock unit award, each restricted stock unit shall be settled by delivery of one share of Common Stock and the Company shall deliver to the participant (or the participant’s legal representative or designated beneficiary, as applicable) the certificates representing the number of shares of Common Stock.

(b) Prior to the settlement of a restricted stock unit award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.  Holders of restricted stock units shall not be entitled to dividends, or dividend equivalents.

(c) Except as otherwise provided by the Committee at or subsequent to the time of grant, upon the cessation of service on the Board of Directors of an Eligible Director during the restriction period, any restricted stock unit award still subject to restrictions shall be forfeited by the Eligible Director.

6. Miscellaneous Provisions

(a) Nontransferability of Awards. No restricted stock unit award shall be transferable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no restricted stock unit award shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any restricted stock unit award, such award and all rights thereunder shall immediately become null and void.

(b) Adjustments. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a cash dividend, the number and class of securities available under the Plan and the number and class of securities subject to each outstanding restricted stock unit award shall be appropriately adjusted by the Committee; provided, however, that in the event of a cash dividend, other than a regular cash dividend, the Committee shall have the discretion to make any or all of the foregoing adjustments. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to a restricted stock unit award under the Plan, the Company shall pay the participant, in connection with the settlement of the award, an amount in cash determined by multiplying (1) the fraction of such security (rounded to the nearest hundredth) by (2) the Market Value on the settlement date.

(c) Listing and Legal Compliance. The Committee may suspend the release of restrictions applicable to, or payment of, any restricted stock unit award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

(d) Beneficiary Designation. To the extent permitted by the Company, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and will be effective only when filed by the participant in writing with the Company during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at a participant’s death shall be paid to the participant’s estate.

(e) Amendment. The Board of Directors may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may impair the rights of a holder of an outstanding restricted stock unit award without the consent of such holder.

7. Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding restricted stock unit awards granted hereunder shall be null and void. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board of Directors. Termination of the Plan shall not affect the terms or conditions of any restricted stock unit award granted prior to termination.

As adopted by the Board of Directors on February 19, 2015.